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                                                                  EXHIBIT 99.(l)

                              PURCHASE AGREEMENT

The Reserve Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), on behalf of its series, the Reserve Liquid Performance Money Market Fund (the "Fund") and Reserve Management Company, Inc. ("RMCI") hereby agree as follows:

1. The Trust offers RMCI and RMCI hereby purchases 10 shares of beneficial interest of the Fund, consisting of 10 shares of Class 15, having a par value of $.001 per share (the "Share"), at a price of $1.00 per Share (the "Initial Shares"). RMCI hereby acknowledges receipt of the Initial Shares and the Trust hereby acknowledges receipt from RMCI of $10.00 in full payment for the Initial Shares.

2. RMCI represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

3. RMCI agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by RMCI other than the Initial Shares have not been acquired to fulfill the requirements, if any, of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the 10th day of January, 2006.

                                       THE RESERVE FUND

                                       By:  /s/ Bruce R. Bent II
                                            ------------------------------------
                                            Name:  Bruce R. Bent II
                                            Title:  Co-Chief Executive Officer

ATTEST:
/s/ Amy W. Bizar
---------------------------------
                                       RESERVE MANAGEMENT COMPANY, INC.

                                       By:  // Bruce R. Bent
                                            ------------------------------------
                                            Name: Bruce R. Bent
                                            Title: President
ATTEST:

/s/ Amy W. Bizar
---------------------------------